Exhibit 2.2

Execution Version

AGREEMENT AND PLAN OF REORGANIZATION
BY AND AMONG
KITARA MEDIA CORP., KITARA MERGER SUB, INC., AND
KITARA HOLDCO CORP.

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”), dated as of October 10, 2014, is by and among Kitara Media Corp., a Delaware corporation (the “Company”), Kitara Holdco Corp., a Delaware corporation (“New Kitara”), and Kitara Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

WHEREAS, the Company has an authorized capital stock consisting of 300,000,000 shares of common stock, par value $0.0001 per share (the “Company Common Stock”), of which 95,884,241 shares are issued and outstanding as of the date hereof, and 1,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding on the date hereof;

WHEREAS, New Kitara has an authorized capital stock consisting of 500,000,000 shares of common stock, par value $0.0001 per share (the “New Kitara Common Stock”), of which 100 shares are issued and outstanding and are held by the Company on the date hereof, and 1,000,000 shares of preferred stock, par value $0.0001 per share, none of which are outstanding on the date hereof;

WHEREAS, Merger Sub has an authorized capital stock consisting of 1,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”), all of which are issued and outstanding and are held by New Kitara on the date hereof;

WHEREAS, the Company and New Kitara have entered into a Unit Exchange Agreement (“Unit Exchange Agreement”) with Future Ads LLC, a California limited liability company (“Future Ads”), and the members of Future Ads pursuant to which following the Merger (defined below), New Kitara will acquire 100% of the issued and outstanding equity interests of Future Ads (the “Future Ads Acquisition”);

WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of the Company and its stockholders to effect a merger with Merger Sub, with the Company to be the surviving corporation and become a wholly-owned subsidiary of New Kitara (the “Merger”), to be consummated simultaneously with the Future Ads Acquisition or immediately prior thereto;

WHEREAS, upon the consummation of the Merger, each issued and outstanding share of Company Common Stock immediately prior to the effective time of the Merger will be automatically converted into one share of New Kitara Common Stock and following the Merger, Merger Sub will cease to exist (the “Reorganization”);

WHEREAS, the board of directors of New Kitara has resolved that each share of New Kitara Common Stock into which a share of Company Common Stock is converted by virtue of the Merger shall be uncertificated until such time as the holder of such share of Company Common Stock surrenders the Company Certificate (as defined herein) formerly representing such share of Company Common Stock held by such holder to New Kitara;

WHEREAS, the boards of directors of the Company, New Kitara and Merger Sub each desire that, to facilitate the Reorganization, the Merger be consummated pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”) on the terms set forth in this Agreement, which is intended to constitute, inter alia, an agreement of merger for the purposes of the DGCL, and the boards of directors of the Company, New Kitara and Merger Sub have each approved this Agreement and declared its advisability and directed that this Agreement be submitted to a vote of their respective stockholders;

WHEREAS, the Board of Directors of the Company has directed that this Agreement be submitted to a vote of the Company’s stockholders at a special meeting of stockholders (the “Special Meeting”); and

WHEREAS, New Kitara, as the sole stockholder of Merger Sub, and the Company, as the sole stockholder of New Kitara, shall, promptly after the execution and delivery of this Agreement, each adopt this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the parties hereto agree as follows.

Article 1
THE MERGER

Section 1.01.      The Merger; Effect of Merger. At the Merger Effective Time (as defined in Section 1.02 below), Merger Sub shall be merged with and into the Company pursuant to Section 251 of the DGCL, the separate existence of Merger Sub shall cease, and the Company, as the surviving corporation, shall continue its corporate existence under the laws of the State of Delaware, all with the effect provided in the DGCL. The Company, as the surviving corporation, shall succeed, insofar as permitted by law, to all rights, assets, liabilities and obligations of Merger Sub in accordance with the DGCL. Upon completion of the Merger, the Company (as the surviving corporation of the Merger) will become a wholly owned subsidiary of New Kitara.

Section 1.02.      Effective Time.  The Merger Effective Time shall be the time at which a duly executed copy of a certificate of merger with respect to the Merger is filed in the office of the Secretary of State of the State of Delaware or such later time specified in such certificate of merger, as applicable, in accordance with the provisions of the DGCL.

Section 1.03.      Company Certificate of Incorporation.  The certificate of incorporation, as amended, of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall become the certificate of incorporation, as amended, of the Company, as the surviving corporation, following the Merger Effective Time until it shall thereafter be amended as provided by applicable law.

Section 1.04.      New Kitara Certificate of Incorporation.  The certificate of incorporation, as amended, of New Kitara, as in effect immediately prior to the Merger Effective Time, shall be and remain the certificate of incorporation, as amended, of New Kitara following the Merger Effective Time until it shall thereafter be amended as provided by applicable law.

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Section 1.05.      Company By-laws. The by-laws of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall become the by-laws of the Company, as the surviving corporation, following the Merger Effective Time until the same shall thereafter be altered, amended or repealed.

Section 1.06.      New Kitara By-laws. The by-laws of New Kitara, as in effect immediately prior to the Merger Effective Time, shall be and remain the by-laws of New Kitara following the Merger Effective Time until the same shall thereafter be altered, amended or repealed.

Section 1.07.      Company Officers and Directors. The directors and officers, respectively, of Merger Sub immediately prior to the Merger Effective Time shall become the directors and officers, respectively, of the Company following the Merger Effective Time, to hold office until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Company as the surviving corporation of the Merger.

Article 2

CONVERSION OF SHARES

Section 2.01.      Company Common Stock.  At the Merger Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, each share of Company Common Stock issued and outstanding or held by the Company as treasury stock immediately prior to the Merger Effective Time shall be automatically converted into one share of New Kitara Common Stock.

Section 2.02.      Merger Sub Common Stock.  At the Merger Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, each share of Merger Sub Common Stock outstanding immediately prior to the Merger Effective Time shall be converted into one share of Company Common Stock and, as a result thereof, New Kitara shall become the sole stockholder of the Company.

Section 2.03.      New Kitara Common Stock. At the Merger Effective Time, automatically by virtue of the Merger and without any further action by any of the parties hereto or any other person, each share of New Kitara Common Stock issued and outstanding and held by the Company immediately prior to the Merger Effective Time shall by virtue of the Merger and without any action by the holder thereof be cancelled and cease to be issued and outstanding and no consideration shall be delivered in respect thereof.

Section 2.04.      Stock Option Plans.  At the Merger Effective Time, New Kitara shall assume and continue the Company’s 2012 Long-Term Incentive Equity Plan and 2013 Long-Term Incentive Equity Plan (collectively, the “Plans”), be substituted as the “Company” under the terms and provisions of the Plans and assume all rights and obligations of the Company under the Plans as theretofore in effect and all stock options outstanding thereunder (the “Outstanding Options”). The Plans and the Outstanding Options shall, pursuant to their terms, thereafter apply to shares of New Kitara Common Stock in the same manner as they theretofore applied to shares of Company Common Stock. Prior to the Merger Effective Time, the Company and New Kitara shall take such action with respect to each Plan as is appropriate to facilitate performance of the foregoing provisions of this Section 2.04.

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Article 3

NEW KITARA STOCK; EXCHANGE OF STOCK CERTIFICATES

Section 3.01.      Conversion of Company Stock; Deemed Receipt of New Kitara Stock. As set forth in Section 2.01 above, at the Merger Effective Time, each outstanding share of Company Common Stock immediately prior to the Merger Effective Time shall be automatically converted into, and each such Company stockholder shall be deemed to have received, one share of New Kitara Common Stock in respect thereof. Initially, all shares of New Kitara Common Stock will not be represented by certificates, but rather will be uncertificated and exist as entries on the books and records of New Kitara’s transfer agent.

Section 3.02.      Appointment of Exchange Agent for Certificated Company Common Stock. As soon as practicable following the completion of the Reorganization, New Kitara shall appoint an exchange agent (“Exchange Agent”) for the purpose of facilitating the exchange of certificates representing, immediately prior to the Merger Effective Time, shares of Company Common Stock (“Company Certificates”) for certificates representing shares of New Kitara Common Stock (“New Kitara Certificates”).

Section 3.03.      Exchange of Certificates.  As soon as practicable after the completion of the Reorganization, the Exchange Agent shall mail to each holder of record of Company Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Company Certificates in exchange for New Kitara Certificates. Upon proper surrender of each Company Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to receive in exchange therefor a New Kitara Certificate representing one share of New Kitara Common Stock for each share formerly represented by the surrendered Company Certificate. Failure to exchange Company Certificates by a stockholder will not affect such stockholder’s interest in New Kitara, but such stockholder will not receive New Kitara Certificates and will hold its interest in New Kitara in uncertificated form represented by entries on the books and records of New Kitara’s transfer agent. From and after the Merger Effective Time and until exchanged in accordance with this Article 3, each Company Certificate shall not represent shares of New Kitara Common Stock but instead, shall represent only the right to receive a New Kitara Certificate representing the shares of New Kitara Common Stock into which the shares of Company Common Stock represented by such Company Certificate were converted in accordance with Section 2.01.

Section 3.04.      Issuance of New Kitara Certificate in a Different Name.  If any New Kitara Certificate is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Company Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a New Kitara Certificate in any name other than that of the registered holder of the Company Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

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Section 3.05.      No Transfers of Stock after the Merger Effective Time.  After the Merger Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, Company Certificates representing such shares are presented for transfer, no transfer shall be effected on the stock transfer books of the Company with respect to such shares and no New Kitara Certificate shall be issued with respect thereto unless and until such Company Certificate is delivered to the Exchange Agent together with properly completed and duly executed copies of all documents required by Section 3.02 (or such other documents as are satisfactory to New Kitara and the Exchange Agent in their sole discretion).

Section 3.06.      Lost Company Certificates.  In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by New Kitara, the posting by such person of a bond in such amount as New Kitara may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Company Certificate, a New Kitara Certificate representing the shares of New Kitara Common Stock deliverable pursuant to this Agreement.

Article 4

CONDITIONS TO REORGANIZATION

Section 4.01.      Conditions to Reorganization.  The consummation of the Reorganization is subject to the satisfaction, or (to the extent permitted by law and subject in all respect to Section 6.06) waiver by the Company, of the following conditions prior to the Merger Effective Time:

(a) Stockholder Approval. This Agreement shall have been adopted by the vote of the holders of a majority of the voting power of the issued and outstanding Company Common Stock in accordance with the DGCL;

(b) Form S-4. The Company’s registration statement on Form S-4 shall have been declared effective and no stop order is in effect with respect thereto; and

(c) Future Ads Acquisition. All of the conditions necessary to consummate the Future Ads Acquisition have been satisfied or will be satisfied upon consummation of the Reorganization.

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Article 5

AMENDMENT, DEFERRAL AND TERMINATION

Section 5.01.      Amendment.  Subject to section 251(d) of the DGCL and Section 6.06 below, the parties hereto, by mutual consent of their respective boards of directors, may amend this Agreement at any time prior to the Merger Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company; provided, however, that no amendment shall be made after adoption of this Agreement by the stockholders of the Company, which amendment by law requires further approval of such stockholders, without such further approval.

Section 5.02.      Deferral.  Subject to Section 6.06, consummation of the Reorganization may be deferred by the Board of Directors of the Company or any authorized officer of the Company following the Special Meeting if said Board of Directors or authorized officer determines that such deferral would be advisable and in the best interests of the Company and its stockholders.

Section 5.03.      Termination.  Subject to Section 6.06, this Agreement may be terminated and the Reorganization abandoned at any time prior to the Merger Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company, by action of the Board of Directors of the Company, if (a) the Unit Exchange Agreement has been terminated in accordance with its terms or (b) the Board of Directors determines that the consummation of the Reorganization would not, for any reason, be advisable and in the best interests of the Company and its stockholders.

Article 6

MISCELLANEOUS

Section 6.01.      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 6.02.      Further Assurances.  From time to time on and after the Merger Effective Time, each party hereto agrees that it will execute and deliver or cause to be executed and delivered all such further assignments, assurances or other instruments, and shall take or cause to be taken all such further actions, as may be necessary or desirable to consummate the Reorganization.

Section 6.03.      Counterparts.  This Agreement may be executed in one or more counterparts and each such counterpart hereof shall be deemed to be an original instrument but all such counterparts together shall constitute but one agreement.

Section 6.04.      Description Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.05.      Tax Treatment. For United States federal income tax purposes, the Merger is intended to be treated as a transaction that is a reorganization described under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

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Section 6.06.      Required Consent of Future Ads. No waiver of any conditions set forth in Section 4.01 hereof may be granted and no actions permitted to be taken by Sections 5.01, 5.02 or 5.03 hereof may be taken, in any such case, by any party hereto without the express prior written consent of Future Ads. Any waiver granted or action taken without the express prior written consent of Future Ads shall be void ab initio. The rights conferred by this Section 6.06 are expressly intended for the benefit of Future Ads, which is an intended third party beneficiary of this Section 6.06 and Future Ads shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Section 6.06 and to enforce specifically the terms and provisions of this Section 6.06.

[Signature Page Follows]

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 IN WITNESS WHEREOF, the undersigned have duly executed this Agreement on the date first written above.

KITARA MEDIA CORP.,
a Delaware corporation

By:	/s/ Robert Regular
Name:	Robert Regular
Title:	Chief Executive Officer

KITARA HOLDCO CORP.,
a Delaware corporation

By:	/s/ Robert Regular
Name:	Robert Regular
Title:	Chief Executive Officer

KITARA MERGER SUB, INC.,
a Delaware corporation

By:	/s/ Robert Regular
Name:	Robert Regular
Title:	Chief Executive Officer

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